Oversættelse * Page 1 of 19

EXHIBIT 10.3

Case no. 037817-0001 jli/mgl

SHAREHOLDERS' AGREEMENT	March 2007

between

Peter Brockdorff
Daniel Soren
Ole Parnam Finn Balleby
David Asmussen
Henrik Sørensen
Trine Jakobsen

and

K2MediaGroup A/S (CVR No. 29935106)

regarding

the share capital in

K2Advertising A/S (CVR No. 29937966)

Bech-Bruun Advokatfirma
Frue Kirkeplads 4 · 8100 Aarhus C · Denmark · T +45 72 27 00 00 · F +45 72 27 00 27 · www.bechbruun.com
Copenhagen · Aarhus · Moscow

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CONTENTS

Fejl! Kunne ikke finde tekst til indholdsfortegnelsen.

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Peter Brockdorff
Civil reg. no. 261164-0237
Munkegårdsvej 7
2870 Dyssegaard, Denmark

and

Daniel Soren
Civil reg. no. 250368-2985
Øster Farimagsgade 43
2100 Copenhagen Ø, Denmark

and

Ole Parnam
Civil reg. no.
Taarbæk Strandvej 105 M
2930 Klampenborg, Denmark

and

Finn Balleby
Civil reg. no. 040359-1335
Wildersgade 43
1408 Copenhagen K, Denmark

and

David Asmussen
Civil reg. no. 280474-2401
Classensgade 17 A
2100 Copenhagen K, Denmark

and

Henrik Sørensen
[Insert civil reg. no.]
[Insert address]

and

Trine Jakobsen
[Insert civil reg. no.]
[Insert address]

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and

K2MediaGroup A/S
(CVR No. 29935106)
Trommesalen 5, 4.
1614 Copenhagen V, Denmark

(hereinafter collectively called "the Parties" and individually "Party")

have on this day entered into the present Shareholders' Agreement (hereinafter called "the Agreement") regarding the Parties' shareholding in K2Advertising A/S (CVR No. 29937966), Trommesalen 5, 4., 1614 Copenhagen V, Denmark, (hereinafter called "the Company").

1.	Assumptions for and scope of the Agreement

1.1

The Agreement shall regulate the Parties' relationship as shareholders in the Company. The Agreement shall take precedence over the Company's Articles between the Parties, and the Board of Directors' and the Executive Board's decisions, including the Board of Directors' decisions regarding recommendation for dividend, shall be made in accordance with the provisions of the Agreement.

1.2

The Agreement shall be notified to the Company and entered in the register of shareholders. The share certificates shall contain an endorsement on the conclusion of the Agreement emphasizing that the Agreement contains provisions on pre-emption right, right of redemption, pledging restriction and voting restriction.

1.3

The Parties shall be obliged to (i) vote at general meetings in the Company in accordance with the provisions of the Agreement and to (ii) use their influence in the Company, including through their respective representatives on the Company's Board of Directors, to ensure that the provisions of the Agreement are observed by the Company.

2.	The share capital and its distribution

2.1	Following the conclusion of the Agreement, the shares in the Company shall be distributed as follows:

	Nominal shareholding (DKK)	Percentage share (rounded)
K2MediaGroup A/S (A shares)	500,000.00	87.70%
Peter Brockdorff (B shares)	21,310.00	3.74%
Daniel Soren (B shares)	21,310.00	3.74%
Ole Parnam (B shares)	9,200.00	1.61%
Finn Balleby (B shares)	7,775.00	1.36%
David Asmussen (B shares)	5,505.00	0.97%

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Henrik Sørensen (B shares)	2,500.00	0.44%
Trine Jakobsen (B shares)	2,500.00	0.44%
Total	570,100.00	100.00%

2.2

The Company's share capital amounts to DKK 570,100.00, divided into A shares of a nominal value of DKK 500,000.00 for K2MediaGroup A/S (hereinafter called "the A shareholder") and B shares of a nominal value of DKK 70,100.00 for the remaining seven shareholders mentioned in Clause 2.1 (hereinafter collectively called "the B shareholders" and individually "B shareholder").

2.3

The share capital is divided into shares of DKK 0.50 or multiples thereof, cf. the Company's Articles of Association, which are enclosed as Appendix 2.3. A share certificate may comprise several shares.

2.4	Changes to the distribution of shares and to the Company's share capital shall not affect the provisions in the Agreement.

2.5

None of the Parties shall be obliged to invest further capital in the Company – as share capital or as loans, just as none of the Parties shall be obliged to furnish security for the Company's obligations to a third party.

2.6	Prior to marrying, the B shareholders shall be obliged to ensure that their shareholding in the Company is treated as separate estate at divorce or general separate estate.

2.7	K2MediaGroup A/S declares that K2MediaGroup is planning to launch a major share incentive programme for their executive staff in connection with K2MediaGroup A/S's planned listing on First North.

3.	Pre-emption right

3.1	Each Party shall be entitled to subscribe for shares on a pro rata basis in connection with any share capital increase in the Company.

4.	General meeting

4.1

The general meeting shall be the Company's supreme authority. Each A share in the Company shall entitle the holder to ten (10) votes at the general meeting and each B share shall entitle the holder to one (1) vote at the general meeting.

4.2	Each Party shall be obliged to vote in accordance with the provisions of the Agreement at the Company's general meeting.

4.3	The chairman of the meeting shall be obliged and entitled to declare voting void to the extent that it contravenes the Agreement.

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5.	Board of Directors and Executive Board

5.1

The Parties agree that the Board of Directors of the Company shall have of five (5) members, of whom one member shall be the Managing Director of Living Brands (currently Peter Brockdorff). Peter Brockdorff shall resign as board member if he terminates his employment with the Company.

5.2

All members of the Board of Directors shall be equal and shall all be entitled to receive the same information. All members of the Board of Directors elected by the general meeting shall be notified of the present Agreement when joining the Board.

5.3	The Company shall be managed by two (2) executives directors. Members of the Company's Executive Board shall initially be Peter Brockdorff and a CEO.

5.4	Anders Peter Hageskov has been registered as the Company's CEO. Peter Brockdorff shall be registered as an executive director with the Company and shall report to the CEO in all respects.

5.5	The Board of Directors and the Executive Boards shall comply with the rules of procedure adopted (hereinafter called "the Rules of Procedure"), enclosed with this Agreement as

Appendix 5.5.

5.6	The provisions of the Agreement on corporate governance shall also apply to the Company's present and future subsidiaries.

6.	Appointment of PB and DS

6.1	In accordance with the provisions stipulated in Clauses 5.3 and 5.4, the Company shall conclude executive employment contracts with the following persons:

6.1.1	Peter Brockdorff (hereinafter called "PB")

6.1.2	Daniel Soren (hereinafter called "DS")

6.2

Material breach by PB and/or DS of their respective executive employment contracts with the Company shall also be regarded as material breach of this Agreement by such person. Similarly, such person's material breach of the Agreement shall also be regarded as material breach of their respective executive employment contracts with the Company.

6.3

PB and DS shall be obliged to remain with the Company until 31 May 2010. To the extent that PB and/or DS do not devote all of their time, attention and skill to the Company in the above-mentioned period, this shall be regarded as material breach of the Agreement, cf.

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Clause 25. In addition to the legal effects described in Clause 25, any shares in K2MediaGroup A/S acquired shall be redeemed at a price of 0.

6.4

In the event that PB's and/or DS's failure to devote all of their time, attention and skill to the Company, cf. Clause 6.3, incapacity for work due to illness or disability, this shall not have the legal effects described in Clause 25. In stead, PB and/or DS shall be obliged to let their shares be redeemed in cash by the Company at the lowest of the following two values:

(a)

The price at which the B shareholder acquired the shares. If the B shareholder owns shares acquired from another B shareholder, the A shareholder, the Company and/or a third party, the price at which such shares were originally subscribed in the Company shall be used, or

(b) at the equity value in accordance with the most recent annual report adopted by the general meeting.

In addition, any shares in K2MediaGroup A/S acquired shall be redeemed at a price of 0.

7.	Audit

7.1	The Company's audits shall be carried out by one or more state-authorised public accountants.

7.2	The Parties agree that the Company's auditor shall initially be Horwath Revisorerne Statsautoriseret, Strandvejen 58, P.O. Box 170, 2900 Hellerup, Denmark.

7.3	Each Party shall be entitled to appoint a co-auditor to assist the auditor mentioned in Clause 7.2. The fee payable to the co-auditor shall be paid by the Party having appointed such co- auditor.

8.	Accounting policies

8.1

The Company's annual report shall give a true and fair view of the Company's assets, liabilities, financial position and results and shall be prepared in accordance with the accounting legislation applicable from time to time.

8.2	The Parties agree that the Company's accounting policies shall be the accounting policies described in Appendix 8.2.

8.3	The subsidiaries' results shall be consolidated in the parent company.

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9.	Dividend policy

9.1

The A shareholder may oppose that dividend, including interim dividend, is distributed for the Company on the basis of financial statements/interim balance sheets before the annual report for the 2009 financial year.

9.2

From the financial year indicated in Clause 9.1 and subsequent financial years, the Parties shall endeavour to ensure, and each Party shall be entitled to demand, that maximum dividend is distributed from the Company with due consideration being had to the Company's consolidation. However, each Party may oppose that dividend is distributed before the debt owing to the Company's bank has been settled, and if such distribution – upon recognition of the dividend as short-term debt in the balance sheet – would cause the Company's solvency ratio pursuant to the relevant annual report or the audited interim balance sheet to fall below twenty per cent, or if it may not be documented by the Company's cash budget that the Company has the required liquidity to distribute dividend.

10.	Consultation and decisions

10.1

The Parties agree to consult each other on an ongoing basis on decisions of material importance to the Company. Such decisions shall be made in accordance with the business plan approved by the Parties (hereinafter called "the Business Plan", enclosed as Appendix 10.1).

10.2

In the event of disputes between the Parties which may not be settled through negotiation, the Parties shall endeavour to settle such dispute through mediation. The mediator shall be appointed with due consideration being had to the nature of the dispute and may be the Company's auditor or lawyer, an impartial expert or an authorised mediator. More than one mediator may be appointed.

10.3	In the event that the Parties – following mediation in accordance with Clause 10.2 – are still not in agreement, the issue shall be settled by a normal vote.

11.	Agreements with the Company

11.1

The Parties agree that the Company shall pay a management fee to K2MediaGroup A/S calculated as six (6) per cent of the consolidated revenue in the Company after elimination of intercompany profit. The management fee shall constitute payment for the overall management of the Company, group services, ongoing business development in a wide sense, transaction costs, stock exchange listing and price management and acquisitions.

12.	Financing

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12.1	None of the Parties shall be obliged to contribute to the Company's financing by furnishing a guarantee or other form of security or by investing loan capital or equity. The Company shall be self-financing.

12.2	K2MediaGroup A/S shall furnish a subordinate loan to the Company of DKK 9 million, which loan shall be subject to a quarterly interest rate corresponding to K2MediaGroup A/S' lending rate for overdrafts. The loan shall be instalment-free up to 1 June 2011, after which time the loan and accrued interest shall automatically fall due for payment.

13.	Pre-emption right upon share transfer

13.1	If a B shareholder wishes to transfer his or her shares in the Company, the A shareholder and/or the Company shall have a pre-emption right to the shares, cf. however Clauses 14-16.

13.2	The pre-emption procedure shall be initiated by the selling B shareholder providing the A shareholder and/or the Company with a copy of a due offer from a third party for the purchase of the selling shareholder's shareholding. If the offer is not in due form, the A shareholder and/or the Company may oppose transfer to the third party.

13.3	For the third party's offer to be considered a due offer, the following conditions shall be met:

(a) The offer shall cover all the selling shareholder's shares.

(b) The purchase price shall be fixed at a certain amount.

(c) The third party shall be independent of the selling shareholder.

(d) The offer shall be unconditional and not associated with other legal transactions.

(e) The terms of the offer shall be of such a nature that meeting the terms will not be more onerous for the A shareholder than for the selling shareholder.

13.4	The A shareholder and/or the Company may exercise their pre-emption right upon written notice to that effect to the selling B shareholder. The deadline for acceptance shall be thirty (30) days or, if the offer is made in June, July or August, 45 (forty-five) days.

13.5	The purchase price for the A shareholder and/or the Company shall be the selling B shareholder's acquisition price for the shares; however, it shall not exceed the amount offered by the third party in accordance with Clause 13.3(b). If the B shareholder sells shares in the Company acquired from another B shareholder, the A shareholder, the Company and/or a third party, the A shareholder and/or the Company shall only be obliged to purchase such shares at the price at which such shares were originally subscribed in the Company.

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13.6

If the pre-emption right is not exercised, the selling B shareholder shall be entitled to sell the shares to the third party, provided that the purchase price and the other terms are not changed in favour of the third party. The transfer must be completed within three (3) months of the A shareholder's and/or the Company's notice that the pre-emption right will not be exercised or the expiry of the deadline for the exercise of the pre-emption right.

13.7

Any transfer of shares to a third party shall be conditional upon the third party adopting the selling B shareholder's rights and obligations under the present Agreement, except for the B shareholder's employment with the Company, if relevant, and the third party joining the same shareholder group.

14.	Sale to a B shareholder

14.1	The pre-emption right in Clause 13 shall not apply to a B shareholder's transfer of shares to another B shareholder.

15.	Intergroup transfers

15.1	The pre-emption right in Clause 13 shall not apply to a B shareholder's intercompany transfer of shares to a company wholly controlled and owned by the B shareholder.

15.2	Notwithstanding a transfer pursuant to Clause 15.1, the B shareholder shall continue to be bound by this Agreement.

16.	Drag & tag along

16.1

In the event that a third party who is independent of the Parties submits an offer for the acquisition of shares in the Company causing such third party to directly own or control fifty per cent or more of the Company's total share capital, the other Parties shall be entitled and, if so demanded by the Company, obliged to transfer their shares to such third party on the same terms as the ones applicable to the third party's acquisition of the other shares in the Company; however, never at a price lower than the price which a Party may charge upon redemption, cf. Clause 19.1.

17.	Transfer in special cases

17.1

In the event that a B shareholder, or a company wholly controlled and owned by a B shareholder, which owns shares in the Company, is declared bankrupt or if insolvency proceedings are initiated pursuant to the provisions of the Danish Insolvency Act (konkursloven), suspends its payments or enters into liquidation, the Company shall be entitled to demand that such B shareholder's shares be redeemed at the lowest of the following values:

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(a)

The price at which the B shareholder acquired the shares. If the B shareholder owns shares acquired from another B shareholder, the A shareholder, the Company and/or a third party, the price at which such shares were originally subscribed in the Company shall be used, or

	(b)	at the equity value in accordance with the most recent annual report adopted by the general meeting.

17.2

In the event that a B shareholder dies, is placed under guardianship, or if the B shareholder's shares are assigned to his or her spouse upon estate division, the Company shall be entitled to demand that such B shareholder's shares be redeemed at the lowest of the following values:

(a)

The price at which the B shareholder acquired the shares. If the B shareholder owns shares acquired from another B shareholder, the A shareholder, the Company and/or a third party, the price at which such shares were originally subscribed in the Company shall be used, or

	(b)	at the equity value in accordance with the most recent annual report adopted by the general meeting.

17.3

In the event that the controlling influence, cf. Section 2(2) of the Danish Companies Act (aktieselskabsloven), in a Party's controlled and owned company owning shares in the Company is transferred to a third party, the Company shall be entitled to demand that the shares in the Company be redeemed at the lowest of the following values:

(a)

The price at which the B shareholder acquired the shares less 25 per cent. If the B shareholder owns shares acquired from another B shareholder, the A shareholder, the Company and/or a third party, the price at which such shares were originally subscribed in the Company shall be used less 25 per cent, or

	(b)	at the equity value in accordance with the most recent annual report adopted by the general meeting less 25 per cent.

18.	Redemption obligation

18.1

As from 1 June 2010, the Company shall be obliged to redeem the B shareholder's shares, fully or partly, if the B shareholder submits a written request to that effect to the Company by 1 January 2010. Such redemption shall be effected in cash within thirty (30) days of the B shareholder's request and at the price at which the B shareholder acquired the shares. If the B shareholder also owns shares acquired from another B shareholder, the A shareholder, the Company and/or a third party, the Company shall be entitled to redeem such shares at the lowest of the following values:

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	(a)	The price at which the shares were originally subscribed in the Company, or

	(b)	the price at which the relevant B shareholder actually acquired the shares.

18.2

Notwithstanding the provisions in Clause 18.1, the Company shall, as a minimum, be obliged to redeem the B shares at the average of the result before tax of the past three (3) financial years multiplied by factor five. Out of this amount, the B shareholder shall receive a share corresponding to his or her ownership share of the Company.

18.3

In the event that Ole Parnam resigns before 31 December 2008, Ole Parnam shall be entitled to demand to be redeemed by the Company, provided that the Danish tax authorities (SKAT) consent to such redemption being carried out without it having effect on the permission to tax-free exchange of shares granted.

18.4

The Company shall be entitled to amortise the redemption amount over 24 months in equal quarterly instalments, in which case the acquired B shares shall only be cancelled when the full redemption amount has been paid to the B shareholder, and the B shareholder shall have security in the B shares. Interest shall be charged on the redemption amount at the discount rate of interest plus three (3) per cent to be charged quarterly in arrears and paid by the end of each financial year.

19.	Redemption right

19.1

As from 1 June 2010, the Company shall always be entitled to redeem the B shareholder's shares, fully or partly, if the Company submits a written request to that effect to the B shareholder. Such redemption shall be effected in cash within thirty (30) days of the Company's written request and at the price at which the B shareholder acquired the shares. If the B shareholder also owns shares acquired from another B shareholder, the A shareholder, the Company and/or a third party, the Company shall be entitled to redeem such shares at the lowest of the following values:

	(a)	The price at which the shares were originally subscribed in the Company, or

	(b)	the price at which the relevant B shareholder actually acquired the shares.

19.2

Notwithstanding the provisions in Clause 19.1, the Company shall, as a minimum, be obliged to redeem the B shares at a price corresponding to the average of the result before tax of the past three (3) financial years multiplied by factor five. Out of this amount, the B shareholder shall receive a share corresponding to his or her ownership share of the Company.

19.3

In the event that the B shareholder no later than twelve months prior to 1 June 2010 notifies the Company that the B shareholder wishes to continue his or her co-ownership of the Company and waives his or her right to invoke Clause 18, the B shareholder cannot not be redeemed, but shall continue as shareholder in the Company with the transfer options/restrictions provided in the Agreement.

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19.4

The Company shall be entitled to amortise the redemption amount over 24 months in equal quarterly instalments, in which case the acquired B shares shall only be cancelled when the full redemption amount has been paid to the B shareholder, and the B shareholder shall have security in the B shares. Interest shall be charged on the redemption amount at the discount rate of interest plus three (3) per cent to be charged quarterly in arrears and paid by the end of each financial year.

20.	Pledging

20.1

In connection with any pledging of shares in the Company, the relevant Party shall reserve its voting right. In the event that the pledgee appropriates the voting right, of if the pledgee exercises such right by proxy or by instructing the Party or such Party's proxy, the pledger shall be regarded as being in breach of the Agreement, unless the pledgee is a Party. The same shall apply to subpledging.

20.2	Pledging shall take place in accordance with this Agreement, including the provisions on the right to acquire or redeem a Party's shares.

20.3	The pledger shall inform the other Parties of the pledging and document that the pledgee's compliance with the Agreement is clearly stated in the letter of pledge.

21.	Employment prohibition, non-solicitation clause and investment restrictions

21.1

As long as the B shareholder – or his or her holding company – is a shareholder in the Company, and for twelve (12) months thereafter, he or she shall not, alone or in cooperation with others, seek to actively employ or otherwise engage the Company's and/or its subsidiaries' employees.

21.2

As long as the B shareholder – or his or her holding company – is a shareholder in the Company, and for twelve (12) months thereafter, he or she shall not, alone or in cooperation with others, undertake any solicitation activities vis-à-vis the Company's and/or its subsidiaries' suppliers and/or customers, just as the B shareholders during the same period shall be obliged not to make deliveries to or in any way service the Company's and/or its subsidiaries' customers. For the purpose of this Clause, the Company's and/or its subsidiaries' suppliers and/or customers shall comprise anyone having made deliveries to or purchased products or services from the Company and/or its subsidiaries after 1 June 2006 and only customers/suppliers with commercial activity with the Company within the past twelve (12) months prior to the B shareholder's sale etc. of his or her shares and/or resignation.

21.3

The restriction provided in Clause 21.2, first sentence, shall also apply to potential customers and/or suppliers which the Company and/or its subsidiaries have planned to pitch or consult in the future according to the latest business and action plans.

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21.4

As long as PB and DS – or their holding companies – are shareholders in the Company, and for twelve (12) months thereafter, they shall not alone or in cooperation (with others) make active or passive investments in an undertaking which – possibly through a third party – sells goods and/or services competing with the Company and/or its subsidiaries.

21.5	The restriction provided in Clause 21.4 shall not apply to passive investments in listed shares, bonds and foreign currency.

21.6

The employment prohibition in Clause 21.1, the non-solicitation clause in Clause 21.2 and the investment restriction in Clause 21.4 shall be regarded as having been infringed if the B shareholder's close relations have committed an act that would be in contravention of Clause 21.1, Clause 21.2 and Clause 21.4 if such act had been committed by the B shareholder, unless it can be proven that the B shareholder has not contributed to such act etc. However, the Parties accept that David Asmussen's wife runs a company undertaking marketing, design and art direction activities. The Parties further agree that PR and communication activities shall not be in contravention of Clause 21.

21.7

The B shareholder shall be obliged to devote all of his or her time, effort and skill to the Company, with the exception of participation in a spouse's business undertaking and board work for one (1) other company to the usual extent outside normal working hours.

21.8

To the extent that the B shareholder ceases to be a shareholder in the Company, when such B shareholder is released from the Agreement, such B shareholder shall, for as long as he or she is an employee of the Company or its subsidiaries, be obliged to accept an addendum (hereinafter called "the Addendum") to his or her employment contract vis-à-vis the Company and/or a subsidiary of the Company containing the provisions in Clause 21 herein on restrictions regarding customers, employees etc. (Clauses 21.1-21.7) as well as a provision on payment of penalty in the event of breach of Clause 22. The Addendum shall take effect twelve (12) months after the B shareholder ceasing to be a shareholder in the Company. The B shareholder shall not be entitled to consider himself or herself dismissed as a result of the amendment to his or her employment contract stipulated in the present Clause 21.8.

21.9

In the event that the B shareholder is dismissed by the Company or resigns from his or her position in the Company (in both cases with the exception of cases involving material breach), the B shareholder shall be entitled to let all of his or her shares be redeemed by the Company at a price of 120 per nominal share capital of DKK 1, corresponding to the original acquisition price. Such redemption shall be conditional upon the Danish tax authorities granting its approval for the redemption to be carried out without it having effect on the permission to tax-free exchange of shares granted. If redemption to the Company is carried out in accordance with the present Clause 21.9, the B shareholder shall only be bound by the provisions in Clause 21 for a period of six (6) months after the saleback. Clause 18.4 shall also apply.

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22.	Breach of the employment prohibition, the non-solicitation clause and the investment restriction

22.1

Any breach of Clauses 21.1, 21.2 and 21.4 shall make the Party in breach liable to pay liquidated damages of DKK 100,000 to the Company for each instance of breach. In the event that the breach consists of the commencement or upholding of a certain state of affairs, this shall be regarded as constituting one instance of breach per calendar month or fraction thereof in which the breach persists.

22.2

In the event of breach, the other Parties shall instead be entitled to claim compensation for any loss suffered either directly or indirectly in their capacity as shareholders in the Company. Indirect losses shall be calculated as a share of the net loss after tax, including as a result of the loss of contribution margin, corresponding to the other Parties' ownership share of the Company. If the B shareholder in breach or the competing undertaking has made a profit on the sale or another agreement, the contribution margin obtained shall be regarded as a lost contribution margin to the Company.

22.3

Breach of the provisions in Clauses 21.1, 21.2 and 21.4 shall be notified in writing within three (3) months of the relevant Party having been made aware of such breach and essentially its implications for the Company's business. A provisional injunction without security may be taken out by the Company or a Party against breach.

22.4	Any breach of the provisions in Clauses 21.1, 21.2 and 21.4 shall be regarded as material breach of the Agreement, cf. Clause 25.

23.	Obligation to observe secrecy

23.1	Each Party shall observe secrecy in respect of any knowledge about the other Parties or about the Company that such Party may gain.

23.2

Such obligation to observe secrecy shall not comprise information that may be regarded as generally known or publicly available. The obligation to observe secrecy shall give way to the statutory duty of disclosure. The obligation to observe secrecy shall not prevent a person bound by such obligation having a legitimate need therefore to disclose the required information to his or her lawyer or bank.

23.3	Regardless of whether a Party's direct or indirect co-ownership of the Company ceases, such Party shall continue to be bound and protected by the obligation to observe secrecy.

23.4	The obligation to observe secrecy shall not be limited in time.

24.	Breach

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24.1

In the event that one of the Parties commits a material breach of this Agreement, such Party shall be obliged – on demand from any Party – to cover any loss suffered as a result of such breach, and in the event that the Party in Breach is a B shareholder, such party shall be obliged to let his or her shares be redeemed by the Company at the lowest of the following values:

(a)

The price at which the B shareholder acquired the shares less 50 per cent. If the B shareholder owns shares acquired from another B shareholder, the A shareholder, the Company and/or a third party, the price at which such shares were originally subscribed in the Company shall be used less 50 per cent, or

(b) at the equity value in accordance with the most recent annual report adopted by the general meeting less 50 per cent.

24.2	The remedies for breach stipulated in Clause 25.1 shall be asserted within three (3) months of such time when the injured Party/Parties was/were or should have been notified of the material breach.

24.3	In addition, the general rules of Danish law on breach of contractual obligations shall apply. However, the Agreement shall not be terminated as a result of a Party's breach.

25.	Termination

25.1	The present Agreement shall be non-terminable with the exception of the provisions in Clauses 18 and 19.

26.	Balances between the seller and the Company

26.1	The provisions below on settlement of balances between the selling/withdrawing Party and the Company shall apply to share transfers between Parties.

26.2

If the selling/withdrawing Party has en outstanding balance with the Company, the acquiring Party shall be entitled to use the purchase price for payment of such balance for the account of the selling Party. If the Company's claim has been contested, the arbitration tribunal described in Clause 30 shall decide upon the extent to which the acquiring Party shall be entitled to exercise such right, and whether the acquiring Party shall furnish security in this connection.

26.3

The acquiring Party shall be liable as a guarantor assuming primary liability for all liabilities resting upon the Company vis-à-vis the selling Party and the person behind a selling personal holding company, which liabilities have been set up and recognised prior to the full payment of the purchase price. Prior to the agreement on transfer of the shares becoming binding upon the acquiring Party, the selling Party shall expressly inform the acquiring Party on the size of any amounts receivable covered by the present provision. If the selling Party

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fails to do so, the acquiring Party shall not be liable for such amounts. The guarantee shall also cover interest and costs incidental to such liabilities. If the acquiring Party contests any claim against the Company, the arbitration tribunal described in Clause 31 shall decide whether the acquiring Party shall instead furnish security for the claim or make payment against obtaining security for any claim for repayment.

26.4

If the selling Party or the person behind a selling holding company has guaranteed or furnished security for the Company's liabilities, the acquiring Party shall guarantee that such person is discharged from the consequences thereof. The guarantor shall be released from such guarantee or security that was released before the shares were assigned to the acquiring Party.

26.5

In the event that a Party or the person behind a selling holding company is in debt to the Company, the Company may demand full repayment of such debt by giving a notice of fourteen (14) days, when such person sells his or her shares, regardless of whether a longer credit was originally granted.

27.	Succession

27.1

In the event that a third party acquires shares in the Company as a result of the A shareholder's failure to exercise his pre-emption right, such third party shall become a party to this Agreement and adopt the selling Party's rights and obligations hereunder. An acquirer of shares shall not adopt the previous Party's and/or Person's agreements with the Company.

27.2	As a condition for acquiring shares in the Company, a third party shall be obliged to confirm his or her adoption in writing by an endorsement to that effect on this Agreement.

28.	Interest

28.1

Interest shall accrue to any amount owed by a Party to the Company or the other Parties, unless otherwise agreed, from the due date at the rate stipulated in the Danish Interest Act (renteloven), currently the official lending rate of the National Bank of Denmark plus seven (7) per cent.

29.	Amendments and renegotiation

29.1

In the event that the Parties agree to amend the present Agreement, they intend to prepare such amended agreement in writing. Any negotiations on amendments to the Agreement or oral statements regarding amendments to the Agreement shall only be regarded as final agreement or consent when a written agreement has been drawn up. The Party claiming that the Parties have agreed to amend the Agreement shall be obliged to present conclusive evidence thereof.

Translation * Page 18 of 19

30.	Disputes

30.1

Any disputes between the Parties which cannot be settled amicably shall be settled with final and binding effect by arbitration by Danish Arbitration pursuant to the rules of Danish Arbitration and in accordance with Danish law, except for such rules on governing law which provide for the application of the law of another country. The arbitration tribunal shall consist of one member to be appointed by Danish Arbitration.

30.2	The arbitration proceedings shall be held in Copenhagen, Denmark.

30.3

In the event that the dispute between the Parties also affects or comprises a dispute between the Parties in accordance with the executive employment contract in Appendix 6.1.1 and the executive employment contract in Appendix 6.1.2, the arbitration tribunal shall be entitled to also hear such dispute and to consider any fact proven in such parallel dispute in its award.

30.4

A provisional injunction or similar legal action abroad shall be taken out against imminent or continued breach of the non-competition clause, the employment prohibition and the non- solicitation clause in Clauses 21-23, the obligation to observe secrecy in Clause 24 or other obligations resting on a Party pursuant to the present Agreement.

31.	Costs

31.1	The Company shall bear all costs incidental to the conclusion of the present Agreement.

32.	Appendices

Appendix 2.3:	Articles of Association
Appendix 5.5:	Rules of Procedure
Appendix 8.2:	Accounting policies
Appendix 10.1:	Business plan

Translation * Page 19 of 19

33.	Signatures

33.1	The present Agreement and appendices shall be executed by the Parties in eight (8) identical copies, of which each Party shall receive one.

/s/ Peter Brockdorff	/s/ Ole Parnam
Peter Brockdorff	Ole Parnam

/s/ Daniel Soren	/s/ Finn Balleby
Daniel Soren	Finn Balleby

/s/ David Asmussen	/s/ Trine Jakobsen
David Asmussen	Trine Jakobsen

/s/ Henrik Sørensen
Henrik Sørensen

For K2MediaGroup A/S

/s/ Klaus Bjørløw Aamann
Klaus Bjørløw Aamann

/s/ Jesper Svane Thomsen
Jesper Svane Thomsen

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